Exhibit 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2019	2018
Operating Revenues	$2,050,386	$2,034,958

Operating Expenses:
Purchased Power, Fuel and Transmission	714,119	696,017
Operations and Maintenance	368,452	364,333
Depreciation	228,646	207,853
Amortization	11,620	77,917
Energy Efficiency Programs	118,584	106,218
Taxes Other Than Income Taxes	173,400	182,597
Total Operating Expenses	1,614,821	1,634,935
Operating Income	435,565	400,023
Interest Expense	133,543	126,072
Other Income, Net	28,959	27,710
Income Before Income Tax Expense	330,981	301,661
Income Tax Expense	79,064	68,475
Net Income	251,917	233,186
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$250,037	$231,306

Basic Earnings Per Common Share	$0.77	$0.73

Diluted Earnings Per Common Share	$0.76	$0.73

Weighted Average Common Shares Outstanding:
Basic	324,337,587	317,379,717
Diluted	327,053,634	318,130,237

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2019	2018	2017
Operating Revenues	$8,526,470	$8,448,201	$7,751,952

Operating Expenses:
Purchased Power, Fuel and Transmission	3,040,160	3,138,969	2,535,271
Operations and Maintenance	1,363,113	1,335,213	1,307,052
Depreciation	885,278	819,930	773,802
Amortization	195,380	252,026	89,986
Energy Efficiency Programs	501,369	472,380	480,835
Taxes Other Than Income Taxes	711,035	729,753	676,757
Impairment of Northern Pass Transmission	239,644	—	—
Total Operating Expenses	6,935,979	6,748,271	5,863,703
Operating Income	1,590,491	1,699,930	1,888,249
Interest Expense	533,197	498,805	421,755
Other Income, Net	132,777	128,366	107,913
Income Before Income Tax Expense	1,190,071	1,329,491	1,574,407
Income Tax Expense	273,499	288,972	578,892
Net Income	916,572	1,040,519	995,515
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income Attributable to Common Shareholders	$909,053	$1,033,000	$987,996

Basic Earnings Per Common Share	$2.83	$3.25	$3.11

Diluted Earnings Per Common Share	$2.81	$3.25	$3.11

Weighted Average Common Shares Outstanding:
Basic	321,416,086	317,370,369	317,411,097
Diluted	322,941,636	317,993,934	318,031,580

The data contained in this report is preliminary and is unaudited. This report is being submitted for the sole purpose of providing information to shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.